Exhibit 10.6
RULES FOR PAYMENT OF MEETING FEES, RETAINERS AND EXPENSES
TO THE
BOARD OF DIRECTORS OF FBL FINANCIAL GROUP, INC.
1.	Non-management Class B directors receive an annual retainer of $12,500. Non-management Class A directors receive an annual retainer of $30,000. Unless other arrangements are requested, one-fourth of the annual retainer will be paid to directors on a quarterly basis.

2.	Chairmen of the Audit Committee and the Management Development & Compensation Committee receive an additional retainer of $10,000. Unless other arrangements are requested, one-fourth of this additional retainer will be paid on a quarterly basis.

3.	Chairmen of the Class A Nominating and Governance Committee and the Finance Committee receive an additional retainer of $5,000. Unless other arrangements are requested, one-fourth of this additional retainer will be paid on a quarterly basis.

4.	Lead Director receives an additional retainer of $10,000. Unless other arrangements are requested, one-fourth of this additional retainer will be paid on a quarterly basis.

5.	Additionally, non-management Class A and B directors receive a fee of $1,500 for each board meeting attended in person.

6.	Non-management Class A and B directors receive a fee of $1,000 for telephonic meetings or telephonic participation in a regular meeting.

7.	Non-management committee members receive a fee of $500 for the Class B Nominating Committee meetings attended in person and $250 for telephonic meetings. The chair of the Class B Nominating Committee who receives an additional 50 percent of the non-chair committee members.

8.	Non-management Class A and B committee members receive a fee of $1,000 for each of the following committee meetings attended in person and telephonically: Audit, Management Development and Compensation, Finance, Executive, and Class A Nominating and Governance.

9.	Non-management Class A and B directors receive annually 4,000 stock options in FBL Financial Group Class A Common Stock.

10.	Directors are reimbursed for travel expenses incurred in attending board or committee meetings. Mileage is paid at the Internal Revenue Service reimbursement rate, to and from the meeting site or to and from the airport.

11.	The Internal Revenue Service requires receipts on items such as lodging, air travel and other major expenses in order to classify these expenses as a reimbursable to directors instead of income.

12.	Retainers, meeting fees and expenses are paid quarterly, initiated by the corporate office. Expense forms need to be completed and submitted by each director for reimbursement of their expenses.

Effective: 1/1/2008